Village Comer EMBASSY Lease 022503

LEASE AGREEMENT

This LEASE AGREEMENT is made this 21 day of March, 2003, by and between

VILLAGE CORNER, LLC, a Pennsylvania limited liability company, as Landlord (hereinafter sometimes called "Landlord")

And

EMBASSY BANK FOR THE LEHIGH VALLEY, as Tenant (hereinafter sometimes called "Tenant").

RELEVANT FACTS

A.                Landlord plans to construct an office building (hereinafter sometimes referred to as the Building) on its real property. Tenant desires to lease a portion of the Building from Landlord and Landlord desires to lease such premises to Tenant.

B.                Tenant hereby acknowledges that it has read this Lease and is cognizant of the fact that this Lease contains restrictions upon the activities which may be conducted in the Building and other restrictions and provisions applicable to this Lease. Tenant agrees that all activities conducted by it, its employees, agents, partners and shareholders and anyone claiming by, through or under Tenant in any part of the Building shall be in accordance with the terms, covenants and conditions of this Lease including, without limitation, Paragraph 1.2 which pertains to use of Building, assignment and subleasing, specifically prohibited uses and other matters.

1.                 Lease of Premises.

1.1       Leased Premises.     Landlord hereby demises and leases to Tenant and Tenant hereby leases from Landlord, on the terms and conditions herein set forth, that portion of the Building consisting of:

approximately 3,584 rentable sq. ft., designated as SUITES 8 and 9 on the building plans maintained by the Landlord. The leased space is sometimes referred to herein as the "Premises", and its location is shown on the attached Exhibit "A".

The Premises are leased with bare, exterior walls insulated but not covered with drywall, and with plumbing and electrical lines and HVAC service brought to the Premises, as depicted in Landlord's shell building plans. All other finishes and improvements, including without limitation, internal walls and partitions, diffusers, terminal units, internal duct work, thermostats, paint, wall coverings, carpets, tile, cabinets, plumbing fixtures, outlets, switches, lighting and other fixtures, subpanels as required shall be the responsibility of Tenant to construct and install.

The building and the leased premises, when completed, will be in compliance with all applicable building, safety and fire codes and with the Americans with Disabilities Act.

It is understood the drive thru window and canopy construction will be at the tenant's expense. It is understood the approximate cost for said construction will be between $15,000-$18,000. It is further understood appropriate documentation will be provided to substantiate the final cost.

All interior finish improvements to the Premises shall be obtained from a competent construction contractor of Tenant's choice, provided, however, that Landlord shall approve the selection of Tenant's contractor (and its subcontractors) prior to the commencement of any work at the Premises. Tenant shall be responsible for completing these interior finishes and improvements to the Premises in accordance with the written architectural and construction agreements approved by Landlord, whose approval shall not be unreasonably withheld or delayed. Tenant shall pay any and all costs necessary to complete these interior finishes and improvements.

Prior to the commencement of any improvements to finish the interior of the Premises, Tenant and any contractor working in or on the Premises shall execute a Stipulation Against Liens to be recorded in the Office of the Clerk of Courts, Lehigh County, Pennsylvania, at Tenant's expense.

1.2        Use of Premises.     The Premises shall be used by Tenant solely as a:

RETAIL BANK BRANCH

Village Comer EMBASSY Lease 022503

and the business activities related thereto and for no other purposes, with the sole exception that with the prior written consent of Landlord, in its sole discretion, the Premises may be used for other approved purposes.

Tenant shall not use or permit any part of the Premises to be used for any unlawful purpose. Tenant shall be solely responsible for obtaining all required zoning and occupancy permits.

Landlord agrees that, during the term of this lease, Landlord shall not lease or permit to be occupied any other portion to the Building to a Tenant for a use by such Tenant similar to or in competition with the use of the Premises by Tenant set forth in this paragraph.

1.3      Quiet Enjoyment.     Landlord warrants and represents that it has the right and authority to lease the Premises to Tenant. Tenant, upon the payment of all rents herein reserved and upon the performance of all terms of this lease, shall at all times during the lease term peaceably and quietly enjoy the Premises without any disturbance from Landlord.

1.4       Landlords Right of Entry.     Landlord and its agents and employees shall have the right to enter the Premises at all reasonable times, and upon twenty-four (24) hours prior notice to Tenant, in order to examine it, to show it to prospective purchasers, mortgagees or tenants, to make repairs, alterations, improvements or additions as Landlord may deem necessary or desirable, to place upon the Premises "for sale" and "for rent" signs, and for any other purpose whatsoever. Landlord's right of entry hereunder does not extend to personal property, documents and files possessed or owned by the Tenant and located upon the Premises. Landlord shall exercise its right of entry only in the presence of Tenant, or its designee, except in the case of emergency.

2.                Term of Lease.

2.1            Initial Term.     The term of this Lease for the Premises shall be a period of five (5) years (hereinafter the "Initial Term") beginning on the date (herein sometimes called the "Commencement Date") of substantial completion of the Premises. Substantial completion shall be deemed to have occurred thirty (30) days after the Premises may be occupied for the uses herein provided as evidenced by a Certificate of Occupancy issued by the applicable municipal authority or, in the absence of such Certificate, as determined by Landlord's Architect. Landlord and Tenant shall sign a written statement in the form of Exhibit "B" hereto setting forth the Commencement Date and termination date of the Initial Term. In the event that either Landlord or Tenant causes any delay in the substantial completion of the Premises so that the Premises are substantially completed on a date later than when it would have been substantially completed, but for such delay, then the Commencement Date shall be deemed to have occurred on the date when the Premises would have been substantially completed but for such delay. In the event that substantial completion of the Premises is delayed because of late delivery of fixtures, equipment or other materials necessary to complete the Premises to comply with Tenant's requirements, then the Commencement Date shall be deemed to have occurred on the date when the Premises would have been substantially completed but for such late delivery. Landlord and Tenant agree that Landlord shall use its best efforts to cause the leased premises to be delivered to Tenant for commencement of fit-out no later than November 1, 2003. In the event that Landlord delays delivery of the Premises to Tenant for fit-out beyond such date, Tenant shall receive a rental credit equal to one hundred (100%) percent of the monthly installment of Rent for each month or portion thereof of such delay.

2.2           Option Term.     Tenant shall have the right or option to lease the Premises for four additional terms (hereinafter sometimes called the "Option Term") of five (5) years each for a total of twenty (20) years following the termination of the Initial Term. Such options shall be exercised by Tenant sending written notice to Landlord of its intention to exercise this option at least six (6) months prior to the expiration of the Initial Term and each subsequent term, time being of the essence. Tenant's right to extend the term for each Option Term shall automatically be extinguished as if it had never existed if Tenant fails to exercise its option in the required manner within the required period of time. If Tenant shall duly exercise its right or option to lease the Premises for such Option Terms, all terms and conditions herein shall remain the same, except that (i) Tenant shall have no further right to extend the term of this Lease; and (ii) the Base Rent (hereinafter defined) at the commencement of such Option Term shall be adjusted to Fair Market Value as provided in Paragraph 3.3

2.3           Additional Term.     Upon the termination of the Initial Term if the options under Paragraph 2.2 are not exercised, or upon the expiration of the Option Terms, this lease shall continue upon the same terms and conditions for a further period of one (1) year and so on from year to year unless or until terminated by either Landlord or Tenant giving to other party written notice of termination at least ninety (90) days prior to the expiration of the then current term; provided, however, that upon the commencement of the Additional Term and upon each annual anniversary thereof, the Base Rent (as hereinafter defined) shall be adjusted to Fair Market Value as provided in Paragraph 3.3.

Village Corner EMBASSY Lease 022503

3.                Rent.

3.1        Base Rent.      For the Initial Term of this Lease, Tenant shall pay to Landlord an annual base rental of

SEVENTY-SEVEN THOUSAND FIFTY-SIX and 00/100 ($77,056.00) Dollars per year

(equal to $21.50 per rentable sq. ft. per year) payable in advance, in equal monthly installments of

SIX THOUSAND FOUR HUNDRED TWENTY-ONE and 33/100 ($6,421.33) Dollars,

on or before the first day of each month (such annual amount is hereinafter sometimes called "Base Rent"). On the second anniversary of the Commencement Date and annually thereafter, as of the anniversary of the Commencement Date, the Base Rent shall be adjusted to Fair Market Value as provided in Paragraph 3.3.

3.2       Payment of Rent.     Both Base Rent and Additional Rent (as defined in Paragraph 3.4) shall be payable without demand, setoff or deduction whatsoever except as may be specifically provided in this Lease. Rent shall be payable at such place as Landlord may from time to time designate. In the event that this Lease commences or expires in the middle of a month, rental for the portion of such month shall be prorated, and payable in advance.

3.3       Adjustment to Fair Market Value.    Whenever this Lease calls for adjustment of the Base Rent to Fair Market Value, the same shall be accomplished by multiplying the Base Rent installment for the month immediately preceding the adjustment date by twelve (12) (the "Product") and then by adding thereto a sum equal to the Product multiplied by the cumulative rate of change (expressed as a percentage) in the Consumer Price Index, Northeast Pennsylvania B/C from the last adjustment date to arrive at the annual Base Rent for the succeeding period.

3.4       Additional Rent.     Tenant shall pay to Landlord, in addition to the Base Rent specified hereinabove, from the Commencement Date and continuing through the term of this Lease and any renewal terms hereof, as Additional Rent,

TEN THOUSAND SEVEN HUNDRED FIFTY-TWO and 00/100 ($10,752.00) Dollars

(equal to $3.00 per rentable sq. ft. per year) payable in advance, in equal monthly installments of

EIGHT HUNDRED NINETY-SIX and 00/100 ($896.00) Dollars

representing ELEVEN percent (11%) of Landlord's total projected operating expenses.

For the initial twelve (12) months of the term of this Lease, Landlord's operating expenses shall be fixed at $3.00 per rentable sq. ft.

The total of the base rent plus additional rent shall be:

EIGHTY-SEVEN  THOUSAND  EIGHT  HUNDRED   SEVEN   and  96/100   ($87,807.96)  Dollars annually or

SEVEN THOUSAND THREE HUNDRED SEVENTEEN and 33/100 ($7,317.33) Dollars monthly for the first year.

As used in this Lease, the term operating expenses shall mean the reasonable costs incurred by Landlord in the management, operation and maintenance of the Building and its common areas, including, but not limited to, the cost of maintenance, real property taxes and assessments, common area utilities, non-hazardous waste removal, supplies, ground usage, property management and fire, casualty and liability insurance. Operating expenses shall not include depreciation, interest on and amortization of debt, repairs, alterations, or additions that under generally accepted accounting principles are properly classified as capital expenditures, or costs incurred in the solicitation or execution of leases.

A copy of the calculated operating expenses will be provided upon written request.

Village Comer EMBASSY Lease 022503

3.5        Changes in Operating Expenses.     If Landlord's operating expenses during the first twelve (12) months of the Term or such portion thereof as shall end on June 30 of the following year, exceed the sum fixed hereinabove in Paragraph 3.4, Landlord shall so notify Tenant by September 30 of the second year of the Term, and commencing on October 1 of the second year of the Term, Tenant shall pay to Landlord in the following nine (9) month period Tenant's percentage share of the increased operating expenses in nine (9) equal monthly installments.

If Landlord's operating expenses during the first twelve (12) months of the Term or such portion thereof as shall end on June 30 of the second year, are less than the sum fixed hereinabove in Paragraph 3.4, Landlord shall so notify Tenant by September 30 of the second year of the Term, and commencing October 1 of each year Tenant receive a credit in the following nine (9) month period Tenant's percentage share of the decreased operating expenses in nine (9) equal monthly installments.

Thereafter, from year (commencing July 1) to year (ending June 30) during the Term, Landlord shall calculate its annual operating expenses and deliver to Tenant Landlord's statement showing its operating expenses, any increase or decrease in which shall be collected from or credited to Tenant by Landlord in the same manner as stated herein following the initial twelve (12) months of the Term or such portion as shall end on June 30.

3.6       Tenants Space Ratio.     The percentage specified in Paragraph 3.4 of this Lease is that percentage determined by dividing the square footage of the Premises, as the numerator, by the total square footage of the Building less the common areas, as the denominator, as set forth in Exhibit "A" attached hereto. In the event that the completed Building, Premises or common areas contain different square footage than that set forth in the attached Exhibit, then Tenant's Space Ratio, and the corresponding percentage, shall be recalculated based upon the actual as built conditions.

3.7       Utilities.     Landlord and Tenant agree that separate utility metering for any and all utilities will be installed for the Premises. Tenant shall pay directly to the appropriate utility company or authority all utility charges and fees for utilities used of consumed in, on or at the Premises which are separately metered. Tenant shall indemnify and save and hold Landlord harmless from and against all fees, charges, expenses, penalties, interest and other charges with respect to utility service which is separately metered and provided directly to the Premises. If requested, Tenant shall furnish to Landlord, within ten (10) days after the date any amount is payable by Tenant directly to a utility supplier proof of payment satisfactory to Landlord.

3.8       Interest.      Tenant shall pay as additional rent without demand and without setoff all sums of money or charges required to be paid by Tenant under this Lease, whether or not the same be designated rent. If such amounts or charges are not paid at the time provided in this Lease, they shall nevertheless if not paid when due, be collectible as additional rent with the next installment of the rent thereafter falling due hereunder and shall bear interest from the due date thereof to the date of payment at the rate of fifteen (15%) percent per annum. Nothing in this Paragraph 3.8 shall prevent or hinder or delay Landlord from pursuing any remedy which may be available at law or in equity or pursuant to the terms of this Lease by reason of such failure by Tenant to pay sums when due.

3.9        Security Deposit.     In lieu of a Security Deposit, Tenant shall pay the first month's rent upon the signing of this lease as a good faith deposit for the full and faithful performance by Tenant of the terms and conditions of this Lease. Tenant waives any requirement that such payment be held in any escrow account or in any other way segregated from Landlord's other funds. Tenant further waives any requirement that such payment be held in any interest bearing account.

Landlord may apply all or any part of the deposit required to cure any default of Tenant under the terms and conditions of this Lease. In the event of such application, Tenant must deposit with the Landlord the amount applied to cure its default immediately on notice from Landlord of the nature and amount of the application.

If Landlord transfers its interest in the Lease, it may do either of the following: (1) return the deposit to Tenant, without interest, any deductions made and not replaced by Tenant; or (2) transfer the deposit, without interest, minus any deductions made and not replaced by Tenant, to Landlord's successor in interest. In the event Landlord transfers all or any portion of the deposit under this Paragraph, upon such transfer Landlord shall be relieved of all obligations with regard to the deposit, and all of rights and obligations regarding such good faith deposit shall accrue to the transferee. Landlord shall give Tenant notice of any such transfer, including the name and address of the transferee and the amount transferred.

4.                Casualty Loss.

4.1        Total Destruction     If the Premises or the Building are totally destroyed by fire, flood or other casualty, or if the Building or Leased Premises should be so damaged by such cause that the rebuilding or repairs cannot, in Landlord's reasonable judgment, be completed within ninety (90) working days and at a cost not to exceed One Hundred Fifty and no/00 ($150.00) Dollars per rentable sq. ft. excluding Tenant's finishes, Landlord shall give written notice of such determination to Tenant and this Lease shall terminate, and rent be abated for the unexpired portion of the Lease, effective as of the date of determination.

Village Comer EMBASSY Lease 022503

4.2            Partial Destruction     If the Premises are damaged by fire, flood or other casualty, but not to such an extent that rebuilding or repairs cannot reasonably be completed within ninety (90) working days at a cost not to exceed One Hundred Fifty and no/00 ($150.00) Dollars per rentable sq. ft. excluding Tenant's finishes, this Lease shall not be terminated, but Base and Additional Rent shall be abated pro rata for the number of days during which Tenant is reasonably unable to utilize the Premises for its intended purposes.

5.               Insurance.

Landlord shall maintain and keep in effect throughout the term of this Lease a liability insurance policy with a minimum combined single limit of not less than One Million and no/100 ($1,000,000.00) Dollars for personal injury and property damage, and shall purchase casualty insurance for not less than the full replacement cost of the Premises other than the Tenant's interior finish improvements. Such casualty policy shall satisfy all coinsurance requirements of the policy and may contain a commercially reasonable deductible and shall be included in Landlord's policy for the Building. Tenant, at Tenant's sole cost and expense, shall maintain and keep in effect throughout the term of this Lease (1) a premises general liability insurance policy with a minimum combined single limit of not less than One Million and no/100 ($1,000,000.00) Dollars, for personal injury and property damage, and (2) broad form casualty insurance for the full replacement cost of Tenant's interior finish improvements. In the event of an insured casualty loss of the Building, at Landlord's option, this Lease shall be terminated in its entirety. In the event of a casualty loss of less than all of the Building, the insurance proceeds shall be applied at Landlord's option to repair or replace the damage and, if applicable, in accordance with the provisions of Landlord's financing documents to which this Lease is subordinate. The aforementioned policies of insurance shall name as the insured Landlord and Tenant as their interests may appear, and shall contain standard mortgagee endorsements for any holders of mortgage(s) on the Premises. In the event of a loss due to any casualty or peril for which Landlord or Tenant has agreed to provide insurance, each party shall look solely to its insurance (including policies maintained by the other party where the damaged party is named as the additional insured) for recovery. To the extent permissible by their insurers, Landlord and Tenant hereby grant to each other, on behalf of an insurer providing insurance to either of them with respect to the Premises, the improvements thereon and the equipment, a waiver of any right of subrogation which any insurer of one party may acquire against the other by virtue of the payment of any loss under such insurance. Landlord and Tenant agree to furnish each other suitable evidence by certificate or copies of such insurance policies indicating that such insurance is in force and includes, if available, the above-described waiver of subrogation and other clauses.

6.                Maintenance of Premises.

6.1        Tenant's Obligation.      Throughout the term of this Lease, Tenant shall, at its sole cost and expense, make all necessary repairs, maintenance, and replacements to keep the Premises in good order and repair, including all floor and wall coverings, all doors, the ceiling system, all light fixtures and bulbs, reasonable wear and tear alone excepted. Tenant shall not be obligated to maintain, repair or replace portions of the building systems which also service other tenants or which also service common areas. Tenant shall, at its sole cost and expense, make all necessary repairs, replacements and maintenance the need for which is caused by or results from the acts or negligence of Tenant or Tenant's employees, agents, contractors, subtenants or invitees. The quality of all work performed by or on behalf of Tenant, and the quality of all materials furnished, by or on behalf of Tenant, shall be of a quality at least equal to the quality of the original construction. Tenant shall periodically maintain the Premises, as needed, so that the appearance of the Premises is at all times at least consistent with the prevailing quality of the appearance of similar first class buildings in the Lehigh Valley.

6.2        Landlord's Obligation.     Landlord shall be responsible for all repairs and maintenance which are not the express responsibility of Tenant as provided above, including, but not limited to the roof, exterior walls, foundation, building systems not serving solely the Premises, roof-mounted air conditioning units not serving solely the Premises, elevators, exterior windows and common areas.

6.3       Surrender.      Upon the termination of this Lease, whenever occurring or howsoever caused, Tenant shall surrender the Premises and all improvements and replacements constructed or placed thereon, broom clean, in good condition and repair, and in the same condition, maintenance and repair as Tenant has agreed in Paragraph 6.1 above, reasonable wear and tear excepted. Provided that Tenant is not in default hereunder at the termination of this Lease, Tenant may, at Tenant's sole cost and expense, remove from the Premises Tenant's equipment and Tenant's trade fixtures not attached to the Premises in any manner. Tenant, at Tenant's sole cost and expense shall repair any damage caused by such removal. Tenant's removal of the foregoing items and repair of any damage caused thereby shall be effectuated during the week immediately prior to the termination of this Lease. Tenant shall comply with all laws, rules, ordinances and directives applicable to all work performed by Tenant or on Tenant's behalf.

Village Comer EMBASSY Lease 022503

6.4        Improvements.     Tenant shall have the right to make and install such improvements, additions, fixtures, equipment, and installations in the Premises as Tenant shall desire, subject to Landlord's prior written consent, which consent shall not be unreasonably withheld. Tenant shall comply with all laws, rules, ordinances and directives applicable to all work performed by Tenant or on Tenant's behalf. Tenant shall obtain all required permits and approvals with respect to all such work, Tenant shall not commence any such work unless and until Tenant has complied with all of Landlord's requirements with respect thereto, including, without limitation, requirements for insurance, mechanics lien waivers, approval of contractors and subcontractors and approval of plans and specifications. All improvements, additions, fixtures, and installations, other than movable equipment, including without limitation, items which are an integral part of the Building or a building system (such as fixtures, plumbing, and telephone, electrical and other utility lines) shall be the property of the Landlord on termination of the Lease and may not be removed by Tenant. However, it is understood that the vault placed in this location may be removed at tenant's expense or, in the alternative, may remain on the premises at the termination of the lease providing that it will be the responsibility and the expense of Tenant to restore the vacated area to Landlord's satisfaction. Tenant may also remove certain other improvements attached to the Premises provided they can be removed without causing material damage and under the same terms of the preceding sentence.

7.                Signs.

Tenant shall not place or allow to be placed any stand, booth, sign or show case upon the doorsteps, vestibules or outside walls or pavements of the Premises, the Building or any common areas of the Building, or paint, place, erect or cause to be painted, placed or erected any sign, projection or devise on or in any part of the Premises, the Building or any common areas of the Building, except as provided for herein.

Tenant shall be permitted a sign on the exterior pole signboard. The size and design of such sign shall be approved by Landlord, in writing, prior to installation. Tenant shall be solely responsible, at Tenant's sole cost and expense, for the cost of Tenant's sign, including, but not limited to, design, construction, and installation.

Tenant shall be responsible, at Tenant's sole cost and expense, for the identification lettering of Tenant's Premises, which lettering shall be approved by Landlord, in writing, prior to installation. Tenant shall, at Tenant's sole cost and expense, insert a sign or other identifier on the exterior of the Building designating Tenant's use of the Premises, subject to approval, in writing, prior to installation, by Landlord.

Tenant shall remove any sign, projection or device painted, placed or erected, if permission has been granted and restore the walls, etc., to their former conditions, at or prior to the expiration of this lease.

In case of the breach of this covenant (in addition to all other remedies given to Landlord in case of the breach of any conditions or covenants of this lease) Landlord shall have the privilege of removing said stand, booth sign, showcase, projection or device, and restoring said walls, etc., to their former condition, and Tenant, at Landlord's option, shall be liable to Landlord for any and all expenses so incurred by Landlord.

8.                Rules and Regulations; Parking.

8.1        Rules and Regulations.     Landlord shall have the right from time to time to promulgate, adopt, amend, supplement, and modify rules and regulations applicable to (i) the Building; (ii) each demised space therein; (iii) the parking areas which are made available to the Building; (iv) the common area within the Building; and (v) all other areas which in any way affect the Building or its use or operation.. Tenant agrees to abide by, and comply with, all of the terms and provisions of the rules and regulations in effect from time to time as if such rules and regulations were specifically set forth in this Lease. Landlord agrees that all rules and regulations shall, to the extent practicable, apply uniformly to all building tenants.

8.2        Parking.     Landlord confirms that the successful operation of the Building is dependent upon sufficient accessible parking being available to customers, clients, patients, tenants in the Building, and their employees. Therefore, Landlord agrees that all tenants and their employees may park their vehicles in those portions of the parking lot constructed by Landlord. However, all tenants and their employees shall park their vehicles only in those portions of the parking lot constructed by Landlord designated by Landlord for tenant and employee parking. To enable this provision to be enforced, Tenant shall furnish Landlord, upon demand from time to time, with the state automobile license number assigned to the vehicles utilized by Tenant and its employees who work in the Premises. Tenant shall be responsible for compliance with this provision and shall require its employees to comply with it. Three (3) parking spaces in front of the building shall be allocated and designated for Embassy Bank's use only.   There is ample parking on the west side of the building for bank use.   Landlord may modify, amend, suspend, or otherwise change this Paragraph 8.2 by exercising from time to time its rights pursuant to Paragraph 8.1.

Village Comer EMBASSY Lease 022503

9.                Trash Removal and Landlord's Services.

Except as specifically set forth in this Lease, Landlord shall not be obligated to supply or provide any services to Tenant or to the Premises. Landlord's system for the removal of trash from the Premises shall be for the removal of normal office trash such as papers and cups and shall not be for the removal of any items (hereinafter called Special Items) which, by law, require special handling or special disposal such as, by example only, radioactive material, explosive material, toxins or human parts. Tenant shall remove and dispose of all Special Items, as its sole cost and expense in accordance with all applicable laws, ordinances, rules and regulations.

10.              Compliance with Laws and Governmental Regulations.

10.1     Governmental Rules.     Tenant shall throughout the term of this Lease, at its sole expense, promptly comply with all laws, ordinances, rules, directives and regulations of all federal, state and municipal governments and appropriate departments, commissions, boards and offices thereof, and the orders and regulations of the National Board of Fire Underwriters, or any other body now or hereafter exercising similar functions, which may be applicable to the Premises, Tenant, or the use thereto by Tenant.

10.2      Permits.  Tenant at its sole cost and expense, shall obtain all permits and authorizations required for Tenant's activities in the Building. In the event any occupant of the Premises desires to provide services therein to customers, clients, patients or others which cannot be legally provided therein unless Building itself has certain licenses, certificates, and facilities, then such services shall not be provided unless the Building has all such required certificates, licenses, and facilities. Landlord is not required to obtain any such certificates, licenses or facilities other than the customary Certificates of Occupancy for the Building.

10.3      Safety.     Tenant shall conduct all of its activities in the Premises in a safe manner so as not to create any risks to the Building or any occupant or invitee of the Building. At Tenant's expense, Tenant shall cause the Premises to contain all necessary safety features for the activities conducted therein such as, by example only, lead shielded walls if Tenant uses X-ray equipment.

10.4      Insurance Reimbursement.     Without in any way relieving Tenant of any obligations imposed by Paragraph 10.1 above, Tenant shall promptly reimburse Landlord upon demand, if anything, done or not done in the Premises causes an increase in the cost to Landlord for any insurance carried by Landlord.

11.              Assignments and Subletting.

Tenant shall have the right to sublet the Premises on such terms and to such parties (subject to the use restrictions set forth in Paragraph 1 above and all other terms and conditions hereof) with the prior written consent of Landlord which shall not be unreasonably withheld. No sublease shall in any manner relieve or release Tenant from its obligations as Tenant under this lease. Tenant shall not under any circumstances have the right to mortgage, pledge or hypothecate this Lease. All subleases shall be in writing on a form approved by Landlord in writing in advance. No sublease shall be effective unless and until all requirements of Landlord have been satisfied.

12.               Mechanics Liens.

Tenant shall not cause or permit to be created, remain, and shall discharge any lien, encumbrance or charge which might be or become a lien or encumbrance upon the Building, the Premises or any part thereof or the income therefrom, including, without limitation, any mechanics, laborers or materialmans lien or charge.

13.               Subordination; Non-Disturbance.

This Lease shall be subject and subordinate at all times to the lien of any mortgages, security interests and other encumbrances now or hereafter placed upon the Building or any part thereof and to all renewals, modifications, amendments, consolidations, replacements and extensions thereof. Tenant shall promptly execute and deliver in recordable form any instruments which may be reasonably required by Landlord in confirmation of such subordination upon Landlord's request. Tenant shall attorn to and recognize the holder of any mortgage(s) or any purchaser at a foreclosure sale under any mortgage(s) or any transferee who acquires the Building by deed in lieu of foreclosure, and the successors and assigns of such purchasers, as Landlord for the unexpired balance (and any extensions, if exercised) of the term of this Lease upon the same terms and conditions set forth herein. In the event Landlord subjects the Building to any mortgage or other financing, Landlord shall use its best efforts to assure that this Lease shall be superior to the lien of any or all such mortgages or financing or any part thereof and to all renewals, modifications, amendments, consolidations, replacements and extensions thereof.

Village Corner EMBASSY Lease 022503

Any and all Subordinatioiifs) signed by Embassy Bank in favor of any mortgagee of the Landlord will provide that the mortgagee(s) be subject to Tenant's non-disturbance rights, as set forth in paragraph 1.3 of this lease.

14.               Public Taking.

If the Building becomes the subject of condemnation, an eminent domain proceeding or a like court proceeding which materially affects the conduct of Tenant's business in the Premises, Landlord or Tenant may terminate this Lease upon written notice to the other party delivered within ninety (90) days of the date title vests in the condemner. All compensation or damages awarded or paid upon the total, partial or temporary taking of the Building shall be the property of Landlord; provided, however, that nothing herein contained shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority for business dislocation damages, moving expenses, removal expenses, and depreciation to, damage to or cost of the removal of, transportation of and reinstallation of the removable stock, goods, fixtures, furniture, machinery, equipment and other personal property of the Tenant or any other damages which are payable to tenants under the provision of the Eminent Domain Code of Pennsylvania and under any other applicable law, provided, in each instance, that any sums awarded to Tenant do not in any way diminish or otherwise adversely affect the amount of any award(s) which may be payable to Landlord. Tenant shall not be precluded from prosecuting any other claim directly against the condemning authority in such condemnation proceedings or otherwise for any damages allowed to Tenant by law if such claim shall not diminish or otherwise adversely affect Landlord's award. If the condemnation shall result in the taking of only a portion of the Building and shall not materially adversely affect the conduct of Tenant's business in the Premises, this Lease and Tenant's obligations hereunder, including, without limitation, the payment in full of all Base Rent and Additional Rent, shall continue in full force and effect.

15.               Indemnification.

Tenant shall indemnify and save harmless Landlord from and against any and all claims arising from the occupancy, conduct, operation or management of the Premises or from any work or thing whatsoever done or which was not done in or on the Premises, or arising from any breach or default on the part of the Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or under the law, or arising from any act, neglect or negligence of Tenant, or any of its agents, contractors, servants, employees, or licensees, or arising from any accident, injury or damage whatsoever occurring during the term of this Lease, in or about the Premises, and from and against all costs, expenses and liabilities incurred in connection with any such claim or action or proceeding brought thereon (including without limitation the fees of attorneys, investigators and experts); and in case any action or proceeding be brought against Landlord by reason of any such claim, Tenant upon notice from Landlord covenants at Tenant's cost and expense to resist or defend such action or proceeding or to cause it to be resisted or defended by an insurer.

The indemnification of the Landlord will not apply to the Landlord's own negligence or willful acts.

16.              Default by Tenant; Termination and Entry; Distraint.

16.1      Default.     In the event Tenant shall at any time be in default in the payment of rent herein reserved, or of any other sum required to be paid by Tenant under this Lease, or in the performance of or compliance with any of the terms, covenants, conditions or provisions of this Lease, or compliance with any rule or regulation promulgated by Landlord, or if Tenant shall file a petition for relief under the federal Bankruptcy Code or shall have filed against it a petition in bankruptcy or insolvency which is not discharged within forty-five (45) days of filing, or Tenant shall make an assignment for the benefit of creditors or shall file any proceedings for reorganization or an arrangement under any federal or state law, or if any proceedings for the appointment of a receiver shall be instituted by any creditor of Tenant under any state or federal law which is not discharged within forty-five (45) days of filing, or if Tenant is levied upon and is about to be sold out upon the Premises under execution or other legal process, or if the Premises shall be deserted abandoned or vacated, or if Tenant fails to continuously conduct its business activities in the Premises, the occurrence of any such event shall constitute an event of default and a breach under this Lease. 16.2 Termination and Entry. Upon the occurrence of any event of default or breach of this Lease, Tenant shall receive written notice thereof and shall have a period of five (5) days, in the case of a monetary default, or thirty (30) days, in the case of a nonmonetary default, within which to cure said default or, only in the case of a nonmonetary default, have thirty (30) days to notify Landlord that it is proceeding in good faith to cure said default or breach. In the event that Tenant has failed within said period to cure the default or breach, or provide the notice aforesaid, then in addition to any other rights or remedies Landlord may have under this Lease or at law or in equity, Landlord shall have the right to terminate this Lease and the term hereby created without any right on the part of Tenant to waive the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken. In such event Landlord shall have the right to re-enter or repossess the Premises, either by force, summary proceedings, surrender or otherwise, and dispossess and remove therefrom the Tenant, and any other occupants thereof, and their effects, without being liable for any prosecution therefore. Landlord may store such effects at Tenant's expense and/or dispose of all or any of them at any time(s) without being liable to Tenant in any manner. In such event Landlord may, at its option, relet the Premises or any part thereof for such term as Landlord desires and in such event Tenant shall be liable for and shall pay to Landlord, as and for liquidated and agreed current damages for Tenant's default, all rent then due and the rent for the unexpired balance of the lease term less the net proceeds of any reletting after deduction of all Landlord's expenses in connection with such reletting, including, without limitation all repossession costs, brokerage commissions, legal expenses, attorneys fees, and costs of alterations. Such reletting and liquidation damages shall not apply if the lessee pursuant to such reletting defaults. Notwithstanding the foregoing, upon default hereunder the balance of the rent unpaid for the remainder of the term of this Lease, together with all other charges, payments, costs and expenses herein agreed to be paid by Tenant, and all costs and reasonable attorneys fees of Landlord (whether internal or external) incurred and likely to be incurred in connection with any default or the collection of sums due from Tenant hereunder, shall become immediately due and payable without any notice or demand whatsoever by Landlord and may be collected by distraint or any other means. It is agreed that the Landlord will exercise reasonable efforts to mitigate its damages.

Village Comer EMBASSY Lease 022503

16.3      U.C.C. Rights.      Upon default by Tenant, Landlord shall have and may exercise any of or all of the rights and remedies provided to a secured party under the Uniform Commercial Code then in force in Pennsylvania provided, however, that upon request of Tenant, Landlord shall execute a waiver of its lien as to leased or financed equipment or fixtures in favor of any bank, leasing company or other lender providing financing for Tenant.

16.4      Assignee's Rights.      The right by Landlord to exercise any and all rights upon a default may also be exercised by any assignee of this Lease or of Landlord's right, title and interest in this Lease in the name of the Landlord or in the name of such assignee. Landlord and Tenant acknowledge Landlord's right to assign its rights in this Lease and Tenant hereby consents to such assignment and upon written notice from Landlord and an assignee agrees to make any and all payments hereunder directly to said assignee.

16.5      Non-exclusivity.     No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy herein or by law provided but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity by statute.

16.6     Waiver. No waiver by Landlord of any breach by Tenant of any of Tenant's obligations, agreements or covenants herein shall be a waiver of any subsequent breach or of any obligation, agreement or covenant, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such breach or default or with respect to any other breach or default.

16.7      Cure by Landlord.     If Tenant shall be in default hereunder, Landlord may, but shall not be obligated to, in addition to any other rights which Landlord may have, cure such default on behalf of Tenant. In such event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including an administration fee of fifteen percent (15%) per annum of all sums advanced by Landlord as aforesaid, which sums, costs and fee shall be deemed Additional Rent payable hereunder.

17.              Notices.

Notices required or provided for in the Lease Agreement shall be given in writing by personal hand delivery or United States certified mail, postage prepaid, addressed as follows:

To Landlord at:	Vincent A. Palumbo, Manager
Village Corner, LLC
1612 W. Allen Street 2nd floor
Allentown, PA, 18102

With a Simultaneous	Charles E. Shoemaker, Jr., Esquire
Copy to:	727-729 North 19th Street
Allentown, PA, 18104

To Tenant at:	Embassy Bank
P.O. Box 20405
Lehigh Valley, PA, 18002-0405
Attn. David M. Lobach Jr.

Village Coiner EMBASSY Lease 022503

With a Simultaneous
Copy to:	Attorney Fred Jacobs
214 Bushkill Street
Easton, PA, 18042-1886

or to such other address or persons as the parties may designate by notice in accordance with this paragraph. Payments of rent hereunder shall be made to Landlord at the address from time to time designated as aforesaid for the giving of notice.

18.              Effect of Agreement.

18.1      Construction.     This Lease shall constitute the entire agreement of the parties and supersedes all prior or contemporaneous agreements and understandings, and there are no other terms and conditions other than those set forth herein. No covenant or condition not expressed in this Lease shall be effective to interpret, change, or restrict this Lease. No change, termination or attempted waiver of any of the provisions of this Lease shall be binding on the parties unless in writing. The rights, obligations, duties and agreements of the parties hereto shall inure to and be binding on their respective heirs, administrators, executors, personal representatives, successors and assigns, except as otherwise herein provided.

Nothing herein expressed or implied is intended or shall be construed to confer upon or to give to any person or entity, other than the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns and their respective partners or shareholders, or any of them, any rights or remedies under or by reason of this Lease.

18.2     Invalid Provisions.      If any term, condition, clause or provision of this Lease is determined to be invalid or unenforceable, then all other terms, conditions, clauses or provisions herein set forth shall nevertheless be valid and continue in full force and effect.

18.3     Applicable Law, Jurisdiction and Venue. This Lease and the interpretation and construction thereof shall be governed by the laws of the Commonwealth of Pennsylvania. This Lease may not be recorded without the consent of Landlord and Tenant, and any such recordation without written consent shall be of no effect and, if recorded by Tenant, shall, at the option of Landlord, be an event of default hereunder by Tenant.

The parties hereto agree that the sole and exclusive jurisdiction and venue for and with regard to the resolution of any and all disputes between the parties hereto shall be vested in the Court of Common Pleas of Lehigh County, Pennsylvania.

18.4      Headings.      The headings and captions in this Lease shall be given no effect and are only for convenience.

18.5     Pledge of Lease.     Tenant shall not pledge its interest in this Lease or grant any security interest in its interest in this Lease or otherwise hypothecate this Lease. The immediately preceding sentence shall apply in all events including, without limitation, in the event of any financing obtained by Tenant involving the Premises or in the event of any loan whatsoever.

IN WITNESS THEREOF, the parties hereto have executed this Lease Agreement under seal the day and year first above written, intending to be legally bound thereby.

ATTEST:	LANDLORD:

/s/ Mary Shelley	/s/ Vincent A. Palumbo
Village Corner, LLC
	By:	Vincent A. Palumbo, Manager

WITNESS:	TENANT:

/s/ Elmer Gates	/s/ David M. Lobach Jr.
Embassy Bank
	By:	David M. Lobach Jr.

ADDENDUM

TO

LEASE AGREEMENT

The following shall be added and/or amended and made part of the Lease Agreement entered into between the undersigned parties on     March 21,    2003, 2003.

Section 1.1    Leased Premises     The following is to be added as the second paragraph - "The building and the leased premises shall be constructed in a good and workmanlike manner and in conformity with the building plans and specifications which are attached as Exhibit "C." The Landlord will correct or cause to be corrected any defects in materials or workmanship provided a list of all such defects is given to Landlord within ninety (90) days of Tenant's occupancy."

Section 1.2    Use of Premises     The following sentence shall be added at the end of Section 1.2 - "No suites or space In the Village Corner complex will be leased to or used by any Tenant for the conduct of a check cashing or pay day loan business, pawn shop, massage parlor, retailer of 'sexual aids' or similar type businesses."

Section 1.4    Landlord's Right of Entry     The first sentence is amended to read "Landlord and its agents and employees shall have the right to enter the Premises at all reasonable times, and upon twenty-four (24) hours prior notice to Tenant, In order to examine it, to show it to prospective purchasers, mortgagees or tenants, to make repairs, alterations, Improvements or additions as Landlord may deem necessary or desirable and for any other purpose whatsoever. However no 'for sale' or 'for rent' signs shall be placed inside or on the Premises."

Section 2.1    Initial Term     The first and second sentences are replaced by the following: The term of this Lease for the Premises shall be a period of five (5) years (hereinafter the "Initial Term") beginning on the date (herein sometimes called the "Commencement Date") of substantial completion of the Premises or upon physical occupancy of the Tenant whichever occurs first Substantial completion shall be deemed to have occurred thirty (30) days after the Premises may be occupied for the uses herein provided as evidenced by a Certificate of Occupancy issued by the applicable municipal authority.

Section 3.1    Base Rent     The last sentence of the first paragraph shall be amended to read "Beginning with the twenty-fifth (25th) month following the Commencement Date and annually thereafter, as of the anniversary of the Commencement Date, the Base Rent shall be adjusted to Fair Market Value as provided in Paragraph 3.3."

Section 3.5    Changes in Operating Expenses. Insert the following statement between the first and second paragraph of this section "Tenant will be given the opportunity to review, obtain reasonable verification of and consult with the Landlord for thirty (30) days after each September 30 concerning adjustments in Tenant's percentage share of the increased operating expenses before the adjustments have to be paid over the next nine months."

Section 3.9    Security Deposit.     This section is amended to read: "In lieu of a Security Deposit, Tenant shall pay the first month's rent upon the signing of this lease as a good faith deposit for the full and faithful performance by Tenant of the terms and conditions of this Lease." The remainder of this section is stricken.

Section 4.1     Casualty Loss.    The wording 'effective as of the date of determination' is changed to read 'effective as of the date of destruction'

Section 6.4     Improvements.    This   Section  shall  be   replaced  in  its  entirety  by  the following: "Tenant shall have the right, at Tenant's expense, to make and install such improvements, additions, fixtures, equipment, and installations in the Premises as Tenant shall desire, subject to Landlord's prior written consent, which consent shall not be unreasonably withheld. Tenant shall comply with all laws, rules, ordinances and directives applicable to all work performed by Tenant or on Tenant's behalf. Tenant shall obtain all required permits and approvals with respect to all such work, Tenant shall not commence any such work unless and until Tenant has complied with all of Landlord's requirements with respect thereto, including, without limitation, requirements for insurance, mechanics lien waivers, approval of contractors and subcontractors and approval of plans and specifications. All improvements, additions, fixtures, and installations (including the proposed canopy), other than movable equipment, including without limitation, items which are an integral part of the Building or a building system (such as fixtures, plumbing, and telephone, electrical and other utility lines) shall be the property of the Landlord on termination of the Lease and may not be removed by Tenant." However, it is understood that the vault, ATM machines, night depositories, drive-thru equipment and other bank equipment placed in this location may be removed at Tenant's expense or, in the alternative, may remain on the premises at the termination of the lease providing that it will be the responsibility and the expense of Tenant to restore the vacated area to Landlord's satisfaction.

Section 10.2  Approvals       Insert as 10.2.1 'Tenant's obligations under this Lease are conditioned upon the approval of the Lease and the location of the premises by the Pennsylvania Department of Banking and the FDIC for which Tenant shall diligently apply following the signing hereof.   In the event such approvals cannot be obtained, this Lease shall be void and all deposits and rentals previously paid by Tenant shall be refunded without offset."

Section 16.1     Insolvency     Insert as 16.1.1 "Not withstanding any other provisions contained in this Lease, in the event (a) Tenant or its successors or assignees shall become insolvent or bankrupt, or their interests under the Lease shall be levied upon or sold under execution or other legal process, or (b) the depository institution then operating on the Premises is closed, or is taken over by any depository institution supervisory authority (hereinafter referred to as the "Authority"), Landlord may in either such event, terminate this Lease only with the concurrence of any Receiver or Liquidator appointed by such Authority; provided, that in the event this Lease is terminated by the Receiver or Liquidator, the maximum claim of Landlord for rent, damages or indemnity for injury resulting from the termination, rejection, or abandonment of the unexpired Lease shall by law in no event exceed all accrued and unpaid rent to the date of termination."

All other terms and conditions of the Lease Agreement shall remain in full force and effect.

IN WITNESS THEREOF, the parties hereto have executed this Addendum to Lease Agreement under seal the day and year set forth below, intending to be legally bound thereby.

ATTEST:	LANDLORD:
Village Corner, LLC

/s/ Mary Shelley	By:	/S/ Vincent A. Palumbo
Vincent A. Palumbo, Managing Partner
Village Corner, LLC

	Date:	3-18	, 2003

WITTNESS/ATTEST:	TENANT;
EMBASSY BANK

	BY:	/s/ David M. Lobach Jr.

	TITLE:	CEO

	Date:	3/21	, 2003